Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Galaxy Payroll Group Limited on Form F-3 of our report dated October 24, 2025, with respect to our audits of the consolidated financial statements of Galaxy Payroll Group Limited as of June 30, 2024 and 2025 and for each of the three years in the period ended June 30, 2025, appearing in the Annual Report on Form 20-F of Galaxy Payroll Group Limited for the year ended June 30, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Guangdong Prouden CPAs GP
Guangzhou, China
March 11, 2026